As filed with the Securities and Exchange Commission on September 20, 2005
Registration No. 333-117367

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post - Effective Amendment No. 2
to
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)

326 Third Street
Lakewood, New Jersey 08701
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Lichtenstein
c/o The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701
(732) 367-0129
(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:
Peter M. Fass, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

FILED PURSUANT TO RULE 424(B)(3)
FILE NO. 333-117367

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 2 DATED SEPTEMBER 20, 2005
TO THE PROSPECTUS DATED MAY 23, 2005

This prospectus supplement (this “Supplement”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust, Inc. (the “REIT”), dated May 23, 2005 (the “Prospectus”), and should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 thereto, dated August 1, 2005. This Supplement will be delivered with the Prospectus.

The purpose of this Supplement is to disclose a reduction in our minimum offering from 1,000,000 shares of our common stock to 200,000 shares of our common stock and, in connection therewith, to revise the Prospectus as follows.

Cover Page and Back Cover Page

The following replaces the header on the cover page and back cover page of the Prospectus:

200,000 shares of common stock—minimum offering
30,000,000 shares of common stock—maximum offering
LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

The following information replaces the portion of the cover page that follows the bulleted risk factors and precedes the footnotes at the bottom of such cover page:

This offering will end no later than April 22, 2006, unless we elect to extend it to a date no later than April 22, 2007 in states that permit us to make this 1-year extension. We will deposit subscription payments in an escrow account held by the escrow agent, Trust Company of America, and a minimum of 200,000 shares of common stock must be sold within that time or we will terminate this offering and we will promptly return your subscription payments with your pro rata share of the interest earned on such funds in accordance with the provisions of the escrow agreement. If a refund is made because of a failure to achieve the minimum offering, The Lightstone Group will pay any escrow fees and no amounts will be deducted from the escrow funds. If we do achieve the minimum offering, we will return all interest earned on proceeds in the escrow account prior to achieving the minimum offering and completing our initial issuance of shares to subscribers. Neither the 600,000 warrants nor the shares of common stock issuable upon their exercise that we are registering will be counted in determining whether we have achieved the minimum offering.

The dealer manager of the offering, Lightstone Securities, LLC is not required to sell a specific number or dollar amount of shares but will use its best efforts to sell 30,000,000 of our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in us is not permitted.

	Per share	Min. Offering	Max. Offering
Public offering price	$10.00(1)	$2,000,000	$300,000,000
Selling commissions(2)	$—	—	—
Dealer Manager Fee(2)	$—	—	—
Proceeds, before expenses, to us	$10.00	$2,000,000	$300,000,000

Estimated Use of Proceeds

The following information replaces the section of our Prospectus captioned “Estimated Use of Proceeds” on p. 5 of the Prospectus.

The proceeds from this offering will be used in connection with the purchase of real estate. The amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. This first scenario assumes we sell the minimum number of 200,000 shares of common stock in this offering and the second scenario assumes that we sell the maximum of 30,000,000 shares in this offering at $10 per share.

	Minimum Dollar Amount (2)	Percent	Maximum Dollar Amount	Percent
Gross offering proceeds	$2,000,000	100%	$300,000,000	100%
Less Offering Expenses (1)
Selling commissions and dealer manager fee	160,000-	8%	24,000,000-	8%
Organization and other offering costs	140,000-	7%	6,000,000-	2%
Amount available for investment	2,000,000	100%	300,000,000	100%
Acquisition and Rehabilitation Costs
Acquisition fees	55,000	2.75%	8,250,000	2.75%
Acquisition expenses	20,000	1%	3,000,000	1%
Initial working capital reserves	10,000	0.5%	1,500,000	0.5%
Proceeds invested
Total application of proceeds	$1,915,000	95.75%	$287,250,000	95.75%

Total application of proceeds	$1,915,000	95.75%	$287,250,000	95.75%

(1)
All dealer manager fees, selling commissions and other organization and offering expenses will be paid by Lightstone SLP, LLC. In consideration for its agreement to pay such amounts, our sponsor will receive special general partner interests of our operating partnership at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. These special general partner interests will also entitle Lightstone SLP, LLC to a portion of any regular distributions made by the operating partnership, but only after our stockholders receive a stated preferred return.

See “Estimated Use of Proceeds” for a more detailed description of the estimated use of the proceeds of the offering.

(2)	The minimum dollar amount will be achieved by sales of shares to investors. No value will be attributed to the warrants in achieving the minimum dollar amount.

Terms of the Offering

The following information replaces the section of our Prospectus captioned “Terms of the Offering” on p. 10 of the Prospectus.

We are offering a minimum of 200,000 shares of our common stock and a maximum of 30,000,000 shares of our common stock in this offering. We are offering these shares on a best efforts basis through the dealer manager at $10.00 per share, subject to volume discounts in some cases. An offering on a best efforts basis is one in which the securities dealers participating in the offering are under no obligation to purchase any of the securities being offered and, therefore, no specified number of securities are guaranteed to be sold and no specified amount of money is guaranteed to be raised from the offering. In addition, 75,000 shares have been authorized and reserved for issuance under our stock option plan for independent directors. The minimum offering must be achieved by sales to investors, because we will not count the 600,000 warrant shares in that calculation.

See the “Plan of Distribution” for a description of the terms of the offering.

Compensation Table

The following information replaces the table contained in each of the section of our Prospectus captioned “Compensation Table” on p. 12 and the section captioned “COMPENSATION TABLE” on p. 56.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Organizational and Offering Stage

Selling commissions paid to Lightstone Securities
Up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Lightstone Securities, our dealer manager, intends to reallow 100% of commissions earned for those transactions that involve participating broker-dealers.
We will sell special general partner interests of our operating partnership to Lightstone SLP, LLC, which is controlled by our sponsor, and use the sale proceeds to pay all selling commissions.

We currently estimate selling commissions of $140,000 if the minimum offering of 200,000 shares is sold and of $21,000,000 if the maximum offering of 30,000,000 shares is sold (without giving effect to any special sales or volume discounts which could reduce selling commissions).

Dealer manager fee paid to Lightstone Securities
Up to 1% of gross offering proceeds before reallowance to participating broker-dealers. Lightstone Securities, in its sole discretion, may reallow a portion of its dealer manager fee of up to 1% of the gross offering proceeds to be paid to such participating broker-dealers. This fee is in addition to the reimbursement of other organization and offering expenses described below.

We currently estimate a dealer manager fee of approximately $20,000 if the minimum offering of 200,000 shares is sold and of approximately $3,000,000 if the maximum offering of 30,000,000 shares is sold.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Note: Our unique compensation arrangement
The selling commissions, all of which Lightstone Securities will reallow to unaffiliated broker-dealers, and dealer manager fee are unsubordinated payments that we are contractually obligated to make regardless of our sale of the special general partner interests. In a separate agreement, however, Lightstone SLP, LLC committed to purchase special general partner interests, which will be issued each time a closing occurs, at a price of $100,000 for each $1,000,000 in subscriptions that we accept. Our sponsor will independently finance Lightstone SLP’s purchases of these units without using any funds that we receive from the sale of our common stock. As a result, we will be able to use all of the proceeds from the sale of our common stock to invest in real properties.

We will use the funds received for the special general partner interests to pay the unsubordinated selling commissions and dealer manager fee described above and the additional offering and organization expenses discussed below.

In consideration of its purchase of special general partner interests, Lightstone SLP, LLC will receive an interest in our regular and liquidation distributions. See “Compensation Table—Subordinated Payments.” These distributions to Lightstone SLP, LLC are always subordinated to our stockholders’ receipt of a stated preferred return and are unrelated to the payments to our dealer manager and unaffiliated soliciting dealers discussed above.

Soliciting Dealer Warrants issuable to Lightstone Securities
Up to 600,000 warrants will be sold to Lightstone Securities at a purchase price of $0.0008 each. Lightstone Securities, in its sole discretion, may reallow a portion of these warrants to participating broker dealers. Each warrant will be exercisable for one share of our common stock at an exercise price of $12.00 per share.

The aggregate value of the 600,000 warrants is .45% of offering proceeds, or $9,000 if the minimum offering of 200,000 shares is sold and $1,350,000 if the maximum offering of 30,000,000 shares is sold. Assuming that all 600,000 warrants are sold, the aggregate purchase price would be $480. The total exercise price for all 600,000 warrants would be $7,200,000.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Reimbursement of organization and other offering costs
Our advisor or affiliates will advance all organization and other offering costs, which consist of actual legal, accounting, printing and other accountable expenses (including sales literature and the prospectus), other than selling commissions and the dealer manager fee. We will reimburse our advisor or affiliates for organization costs of up to 2% of gross offering proceeds, using the proceeds from the sale of the special general partner units to Lightstone SLP, LLC.

If organization and offering expenses, including the selling commissions and dealer manager fee discussed above, exceed 10% of the proceeds raised in this offering, the excess will be paid by our advisor without recourse to us and will not be exchangeable into special general partner interests of our operating partnership.

We currently estimate organization and offering expenses, including the selling commissions and dealer manager fees discussed above, of approximately $300,000 if the minimum offering of 200,000 shares is sold and of approximately $30,000,000 if the maximum offering of 30,000,000 shares is sold.

Acquisition Stage
Acquisition fee and expenses paid to our advisor.
Our advisor will be paid an amount, equal to 2.75% of the gross contract purchase price (including any mortgage assumed) of the property purchased, as an acquisition fee. Our advisor will also be reimbursed for expenses that it incurs in connection with purchase of the property.
The acquisition fee and expenses for any particular property, including amounts payable to affiliates, will not exceed, in the aggregate, 5% of the gross contract purchase price (including any mortgage assumed) of the property.
If we request additional services, the compensation will be provided on separate agreed-upon terms and the rate will be approved by a majority of disinterested directors, including a majority of the disinterested independent directors, as fair and reasonable for us.

The following amounts may be paid as an acquisition fee and for the reimbursement of acquisition expenses:
approximately $55,000 if the minimum number of shares are sold ($220,000, assuming aggregate long-term permanent leverage of approximately 75%); or
approximately $8,250,000 if 30,000,000 shares are sold ($33,000,000, assuming aggregate long-term permanent leverage of approximately 75%).

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Operational Stage
Property management fee paid to our property manager, Lightstone Value Plus REIT Management LLC. This fee will be paid for services in connection with the rental, leasing, operation and management of the properties and the supervision of any third parties that are engaged by our property manager to provide such services.

Residential and Retail Properties:

Our property manager will be paid a monthly management fee of 5% of the gross revenues from our residential and retail properties.

Office and Industrial Properties:

For the management and leasing of our office and industrial properties, we will pay to our property manager, property management and leasing fees of up to 4.5% of gross revenues from our office and industrial properties. In addition, we may pay our property manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.

Notwithstanding the foregoing, our property manager may be entitled to receive higher fees in the event our property manager demonstrates to the satisfaction of a majority of the directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.

The property manager may subcontract its duties for a fee that may be less than the fee provided for in the management services agreements. In the event that the property manager subcontracts its duties with respect to some or all of our properties, the fees payable to such parties for such services will be deducted from the monthly management fee payable to our property manager by us or paid directly by our property manager.
The actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Asset management fee paid to our advisor.
Our advisor will be paid an advisor asset management fee of 0.55% of our average invested assets. Average invested assets means the average of the aggregate book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debt or other similar non-cash reserves. We will compute the average invested assets by taking the average of these values at the end of each month during the quarter for which we are calculating the fee. The fee will be payable quarterly in an amount equal to 0.1375 of 1% of average invested assets as of the last day of the immediately preceding quarter.

Our advisor must reimburse us for the amounts, if any, by which our total operating expenses, the sum of the advisor asset management fee plus other operating expenses, paid during the previous fiscal year exceed the greater of:

(1) 2% of our average invested assets for that fiscal year, or

(2) 25% of our net income for that fiscal year;

Items such as interest payments, taxes, non-cash expenditures, the special liquidation distribution, organization and offering expenses, and acquisition fees and expenses are excluded from the definition of total operating expenses, which otherwise includes the aggregate expenses of any kind paid or incurred by us. See “Management—Our Advisory Agreement” for an explanation of circumstances where the excess amount specified in clause (1) may not need to be reimbursed.

The amount of the fee depends on the cost of the average invested assets at the time the fee is payable and, therefore, cannot be determined now.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Subordinated Payments

Note: We structure the allocation of distributions and other subordinated payments differently than most REITs. In order to facilitate a complete understanding of our allocation structure, please see “Subordinated Distribution Chart” below for a basic table that illustrates how we will allocate these subordinated payments.

We cannot assure investors of the cumulative non-compounded returns discussed below, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.
Distributions with respect to the special general partner interests, payable to Lightstone SLP, LLC
This section describes the apportionment of any regular distributions that the operating partnership may make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular distributions received and not the specific distribution being made.

Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which distributions we will distribute to holders of our common stock. Once a threshold is reached, the operating partnership will make all subsequent regular distributions pursuant to the allocation method triggered by that or later thresholds.

The actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount

(i) Before Achieving the 7% Stockholder Return Threshold
Regular distributions will be made initially to us, which we will then distribute to the holders of our common stock, until these holders have received dividends equal to a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC, which is controlled by our sponsor, any distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of this offering, including dealer manager fees and selling commissions.

(ii) After Achieving the 7% Stockholder Return Threshold
After the first 7% threshold is reached, our operating partnership will make all of its distributions to Lightstone SLP, LLC until that entity receives an amount equal to a cumulative non-compounded return of 7% per year on the purchase price of the special general partner interests.

(iii) Before Achieving the 12% Stockholder Return Threshold

After this second 7% threshold is reached and until the holders of our common stock have received dividends in an amount equal to a cumulative non-compounded return of 12% per year on their net investment (including, for the purpose of the calculation of such amount, the amounts equaling a 7% return on their net investment described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount

(iv) After Achieving the 12% Stockholder Return Threshold

After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.

We cannot assure investors of the cumulative non-compounded returns discussed above, which we disclose solely as a measure for the incentive compensation of our sponsor, advisor and affiliates.

Liquidation Stage
Special liquidation distribution payable to Lightstone SLP, LLC, which is controlled by our sponsor
This section describes the apportionment of any liquidation distributions that we make. At each stage of distributions, a different apportionment method commences or terminates, as applicable, when a particular party or parties have received a specific amount of distributions. The return calculations described below take into account all regular and liquidation distributions received and not just distributions made upon liquidation. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to Lightstone SLP, LLC and to us, which we will distribute to our stockholders.
i. Before Achieving the 7% Stockholder Return Threshold
Distributions in connection with our liquidation will be made initially to us, which we will distribute to holders of our common stock, until these holders have received liquidation distributions equal to their initial investment plus a cumulative non-compounded return of 7% per year on their net investment. “Net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties. Until this 7% threshold is reached, our operating partnership will not pay to Lightstone SLP, LLC any special liquidation distribution in connection with our liquidation.

The actual amounts to be received depend upon the net sale proceeds upon our liquidation and, therefore, cannot be determined at the present time.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount

ii. After Achieving the 7% Stockholder Return Threshold
After the first 7% threshold is reached, Lightstone SLP, LLC will receive special liquidation distributions with respect to the purchase price of the special general partner interests that it received in exchange for agreeing to pay the costs and expenses of this offering, including dealer manager fees and selling commissions, until it receives an amount equal to the purchase price of the special general partner interests plus a cumulative non-compounded return of 7% per year on the purchase price of those interests;

iii. Before Achieving the 12% Stockholder Return Threshold
After this second 7% threshold is reached and until the holders of our common stock have received an amount equal to their initial investment plus a cumulative non-compounded return of 12% per year on their net investment (“net investment” refers to $10 per share, less a pro rata share of any proceeds received from the sale or refinancing of properties) (including, for the purpose of the calculation of such amount, the amounts described in paragraph (i) of this section), 70% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 30% of such amount will be payable by our operating partnership to Lightstone SLP, LLC; and

iv. After Achieving the 12% Stockholder Return Threshold
After this 12% threshold is reached, 60% of the aggregate amount of any additional distributions by our operating partnership will be payable to us (and the limited partners entitled to such distributions under the terms of the operating partnership’s operating agreement), which we will distribute to the holders of our common stock, and 40% of such amount will be payable by our operating partnership to Lightstone SLP, LLC.
If the advisory agreement is terminated, the special general partner interests will be converted into cash equal to the purchase price of the special general partner interest.

Type of compensation and recipient	Method of compensation	Estimated maximum dollar amount
Compensation to Officers and Directors
Independent Director fees
Each of our independent directors receives an annual fee of $30,000 and reimbursement of out-of-pocket expenses incurred. Our officers who are also our directors do not receive director fees. These fees are subject to change from time to time.
We will pay the three independent directors, annually, $90,000 in the aggregate.

Stock options to our independent directors.
Each of our independent directors receives each year on the date of the stockholders’ annual meeting, an option to purchase 3,000 shares of common stock at an exercise price equal to the then fair market value per share. For additional information on this option plan, see “Management—Stock Option Plan.”
This form of compensation is not paid in cash.
Operating Risks

The following information replaces the Risk Factor titled “Real Estate Investment Risks-Operating risks-Our properties may not be diversified” on p. 36 of the Prospectus.

Our properties may not be diversified. We are making this offering on a best efforts basis and the offering is conditioned on the sale of at least 200,000 shares of common stock for $2,000,000. We will deposit subscription payments in an escrow account, and if we do not achieve the minimum offering, we will terminate this offering and we will promptly return your subscription payments with interest. If a refund is made because of a failure to achieve the minimum offering, The Lightstone Group will pay any escrow fees and no amounts will be deducted from the escrow funds. Because this offering will be made on a best efforts basis, our potential profitability and our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of funds we raise. We will be able to purchase additional properties only as additional funds are raised. We might not sell the minimum number of shares and, if we do not, all proceeds from subscribers will be returned to them together with the interest earned on the proceeds. Moreover, even if we sell 30,000,000 shares of common stock for $300,000,000, our properties may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our current strategy is to acquire interests primarily in industrial facilities, retail space (primarily multi-tenanted shopping centers), office buildings, residential apartment communities and other income-producing real estate. As a result, we are subject to the risks inherent in investing in these industries. A downturn in the office, industrial, retail or residential industry may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments.

Our performance is therefore linked to economic conditions in the regions in which we will acquire properties and in the market for real estate properties generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our properties are located and in the market for real estate properties, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you. We do not currently own properties or other investments, we have not obtained any financing and we do not currently conduct any operations.

ESTIMATED USE OF PROCEEDS

The following information replaces the section of our Prospectus captioned “ESTIMATED USE OF PROCEEDS” on p. 67 of the Prospectus.

The proceeds from this offering will be used in connection with the purchase of real estate. The amounts listed in the table below represent our current estimates concerning the use of the offering proceeds. Since these are estimates, they may not accurately reflect the actual receipt or application of the offering proceeds. This first of two scenarios assumes we sell the minimum number of 200,000 shares of common stock in this offering. We will deposit subscription payments in an escrow account, and if we do not achieve the minimum offering we will terminate this offering and we will promptly return your subscription payments with interest. In such case, The Lightstone Group will pay any escrow fees and no amounts will be deducted from the escrow funds. If we achieve the minimum offering, we will return any interest earned on subscription payments prior to achieving the minimum offering and completing our initial issuance of shares to subscribers. The second scenario assumes that we sell the maximum of 30,000,000 shares in this offering at $10 per share. Under each of these scenarios we have not given effect to the following:

•	any special sales or volume discounts which could reduce selling commissions;
•	the sale of the maximum of 4,000,000 shares of common stock in our distribution reinvestment program at $9.50 per share; or
•	the issuance of up to an additional 600,000 shares of common stock upon exercise of the soliciting dealer warrants.

	Minimum Dollar Amount	Percent	Maximum Dollar Amount	Percent
Gross offering proceeds	$2,000,000	100%	$300,000,000	100%
Less Offering Expenses (1)
Selling commissions and dealer manager fee (2)	160,000-	8%	24,000,000-	8%
Organization and other offering costs (3)	140,000-	7%	6,000,000-	2%
Amount available for investment (4)	2,000,000	100%	300,000,000	100%
Acquisition and rehabilitation Costs
Acquisition fees (5)	55,000	2.75%	8,250,000	2.75%
Acquisition expenses (6)	20,000	1%	3,000,000	1%
Initial working capital reserves	10,000	0.5%	1,500,000	0.5%
Proceeds invested
Total application of proceeds	$1,915,000	95.75%	$287,250,000	95.75%

(1)
All dealer manager fees, selling commissions and other organization and offering expenses will be paid by Lightstone SLP, LLC. In consideration for its agreement to pay such amounts, our sponsor will receive special general partner interests of our operating partnership at a cost of $100,000 per unit, the purchase price of which will be repaid only after stockholders receive a stated preferred return and their net investment. These special general partner interests will also entitle Lightstone SLP, LLC to a portion of any regular distributions made by the operating partnership, but only after our stockholders receive a stated preferred return.

(2)
Includes selling commissions generally equal to 7% of aggregate gross offering proceeds and a dealer manager fee equal to 1% of aggregate gross offering proceeds, both of which are payable to Lightstone Securities, our affiliate. See “Plan of Distribution—Volume Discounts” for a description of volume discounts. Lightstone Securities, in its sole discretion, intends to reallow selling commissions of up to 7% of gross offering proceeds to unaffiliated broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, Lightstone Securities may reallow a portion of its dealer manager fee to participating dealers in the aggregate amount of up to 1% of gross offering proceeds to be paid to such participating dealers as marketing fees, based upon such factors as the volume of sales of such participating dealers, the level of marketing support provided by such participating dealers and the assistance of such participating dealers in marketing the offering, or to reimburse representatives of such participating dealers for the costs and expenses of attending our educational conferences and seminars. The amount of selling commissions may often be reduced under certain circumstances for volume discounts. See the “Plan of Distribution” section of this prospectus for a description of such provisions.

(3)
Organization costs consist of actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including, but not limited to, salaries and direct expenses incurred by our advisor while engaged in registering the shares, other organization costs, technology costs and expenses attributable to the offering, and the costs and payment or reimbursement of bona fide due diligence expenses. Our advisor will be responsible for the payment of such organization costs and we will reimburse our advisor for such costs to the extent of 2% of the aggregate gross offering proceeds from our offering. Any costs in excess of this amount will be paid exclusively by our advisor without recourse against or reimbursement by us. We currently estimate that approximately $6,000,000 of organization costs, other than selling commissions and the dealer manager fee, will be incurred if the maximum offering of 30,000,000 shares is sold. Notwithstanding the above, in no event shall organization and offering expenses, including selling commissions, the dealer manager fee and all other underwriting compensation, exceed 10% of the gross offering proceeds.

(4)
Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, the working capital reserves of the Lightstone Value Plus Real Estate Investment Trust, Inc., may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

(5)
Acquisition and advisory fees do not include acquisition expenses. Acquisition fees exclude any construction fee paid to a person who is not our affiliate in connection with construction of a project after our acquisition of the property. Although we assume that all the foregoing fees will be paid by the sellers of property, sellers generally fix the selling price at a level sufficient to cover the cost of any acquisition fee so that, in effect, we, as purchaser, will bear such fee as part of the purchase price. The presentation in the table is based on the assumption that we will not borrow any money to purchase properties.

(6)
Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties, whether or not acquired. We will reimburse our advisor for acquisition expenses up to a maximum amount which, collectively with all acquisitions fees and expenses, will not exceed, in the aggregate, 5% of the gross offering proceeds.

Lightstone Securities, LLC

The following information replaces the section of our Prospectus captioned “Management- Lightstone Securities, LLC” on p. 82 of the Prospectus.

Lightstone Securities, our dealer manager, is registered under the applicable federal and state securities laws and is qualified to do business as a securities broker-dealer throughout the United States. It does not render these services to anyone other than affiliates of The Lightstone Group, and it does not make sales directly to retail customers or maintain customer accounts. It is a member firm of the National Association of Securities Dealers, Inc. and has qualified as a broker-dealer in all 50 states.

We will pay Lightstone Securities selling commissions of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Lightstone Securities will provide wholesale marketing support in connection with this offering and expects to reallow 100% of commissions earned for those transactions that involve participating broker-dealers. We will also pay to Lightstone Securities a dealer manager fee of up to 1% of gross offering proceeds before reallowance to participating broker-dealers. Lightstone Securities, in its sole discretion, may reallow a portion of its dealer manager fee of up to 1% of the gross offering proceeds to be paid to such participating broker-dealers.

Set forth below is a table that demonstrates the compensation that will be paid to our dealer manager, which will have no net effect on our total proceeds.

	Per Unit	Total Minimum	Total Maximum
Price to public	$10.00	$2,000,000	$300,000,000
Selling commissions paid by us	(.70)	(140,000)	(21,000,000)
Selling commissions funded using proceeds from sale of special general partner interests	.70	140,000	21,000,000
Dealer manager fee paid by us	(.10)	(20,000)	(3,000,000)
Dealer manager fee funded using proceeds from sale of special general partner interests	.10	20,000	3,000,000
Proceeds to Lightstone Value Plus Real Estate Investment Trust, Inc.	$10.00	$2,000,000	$300,000,000

Structure

The following information replaces the section of our Prospectus captioned “Our Structure and Formation-Structure” on p. 87 of the Prospectus.

We operate our business using what is commonly known as an UPREIT structure. This means that we have formed the operating partnership to own all of our assets, either directly or indirectly. Our advisor contributed $200,000 to us for 20,000 shares of our common stock to form us. We have contributed the $200,000 of proceeds we received from the advisor in exchange for 20,000 general partnership units in the operating partnership. As a result, we are the sole general partner of the operating partnership. We will contribute the net proceeds of this offering to the operating partnership. We are and will be the only holder of regular general partnership units in the operating partnership. As the general partner of the operating partnership, we will have the power to manage and conduct the business of the operating partnership, subject to the consent of the special general partner as to management decisions and other limited exceptions set forth in the operating partnership agreement. See “Operating Partnership Agreement.” The advisor holds 200 limited partnership units in the operating partnership valued at $10 each for its $2,000 capital contribution. As a result, the advisor is a limited partner in the operating partnership.

We will conduct substantially all of our business, and hold our interests in the properties in which we invest, directly or indirectly, through the operating partnership.

As a REIT, we may conduct some of our business and hold some of our interests in properties through “taxable REIT subsidiaries” which may be wholly or partially owned. Although we do not currently intend to have any taxable REIT subsidiaries, we may in the future decide to conduct some business or hold some of our interests in properties in such subsidiaries.

See “Prospectus Summary—Organizational Chart” for a diagram depicting the services to be rendered by our affiliates to us, as well as our organizational structure and the organizational structure of the operating partnership.

If the minimum offering of 200,000 shares is sold or the maximum offering of 30,000,000 shares is sold, the advisor’s 20,000 shares will, in each case, represent less than 1% of the issued and outstanding shares.

Prior to this offering, our 20,000 general partnership units represent 99.01%, and the advisor’s 200 limited partnership units represent .99%, of the outstanding units of the operating partnership. If only the minimum offering of 200,000 shares for gross offering proceeds of $2,000,000 is sold, we will receive 200,000 general partnership units for contributing such proceeds to the operating partnership (this figure includes the purchase, described in the preceding paragraph, of the shares sold to The Lightstone Group or an affiliate). If 30,000,000 of the shares offered by this prospectus are sold for gross offering proceeds of $300,000,000 as set forth on the cover page of this prospectus, we will receive 30,000,000 general partnership units for contributing such proceeds to the operating partnership (this figure includes the purchase, described in the preceding paragraph, of the shares sold to The Lightstone Group or an affiliate).

Currently, we do not own any properties. We may form entities to acquire properties. They will be owned or controlled directly or indirectly by the operating partnership. Properties that will be purchased by us in the future may be owned by entities that will be directly or indirectly owned by the operating partnership. In other instances, there likely will be other investors in the entities that own our properties, in addition to the operating partnership. These investors would be the former owners of properties that we acquired from them in exchange for interests in such entities.

We intend to comply with all of the corporate responsibility and disclosure rules related to the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350).

Return of Uninvested Proceeds

The following information replaces the section of our Prospectus captioned “Investment Objectives and Policies-Return of Uninvested Proceeds” on p. 101 of the Prospectus.

All subscription payments will be deposited in an escrow account. If at least 200,000 shares are not sold within one year from the original effective date of this prospectus, all funds received from subscribers in connection with this offering will be promptly returned to them, together with any interest earned on the funds. If we achieve the minimum offering, we will return any interest earned on subscription payments prior to achieving the minimum offering and completing our initial issuance of shares to subscribers. In addition, any of the proceeds of this offering allocable to investments in real property which are not invested in real property or committed for investment prior to the earlier of 36 months from the original effective date of this prospectus or 24 months from the termination of the offering will be distributed to the stockholders without interest. All funds we receive out of the escrow account (except for interest payable to you under the circumstances described above) will be available for our general use from the time we receive them until expiration of the period discussed in the prior sentence. In addition to using these funds for investments in real property, we may use these funds to:

•	fund expenses incurred to operate the properties which have been acquired;
•	reimburse the advisor for our expenses, to the extent allowable under the advisory agreement;
•	pay the advisor its compensation under the advisory agreement; and
•	pay the property manager its property management fee under the management agreement.

See “Estimated Use of Proceeds” and “Plan of Distribution—Escrow Conditions.” We will not segregate these funds separate from our other funds pending investment, and interest will be payable to the stockholders if uninvested funds are returned to them.

CAPITALIZATION

The following table replaces the table in the section of our Prospectus captioned “Capitalization,” on p. 107 of the Prospectus.

	March 11, 2005 HISTORICAL	Minimum Offering	Maximum Offering
MINORITY INTEREST IN PARTNERSHIP	$2,000	$2,000	$2,000
STOCKHOLDERS’ EQUITY (1):
Preferred Stock, $.01 par value, 10,000,000 authorized, none outstanding	—	—	—
Common Stock, $.01 par value, 60,000,000 authorized, 20,000 shares (2) issued and outstanding historical	200	200	200
	199,800	1,999,800	299,999,800
Paid-in Capital
Total stockholders’ equity	200,000	2,000,000	300,000,000
Total capitalization	$202,000	$2,002,000	$300,002,000
__________
(1)
Does not include up to 600,000 shares of common stock that could be obtained through the exercise of soliciting dealer warrants when and if issued, 200 shares of common stock reserved for issuance on exchange of 200 outstanding limited partnership units of the operating partnership, up to 4,000,000 shares of common stock available pursuant to our dividend reinvestment plan or 75,000 shares of common stock that are reserved for issuance under our stock option plan. In addition, does not include the special general partner interests that our sponsor will receive from Lightstone Value Plus REIT LP, our operating partnership, in exchange for agreeing to pay for all organization and offering expenses of this offering, including dealer manager fees and selling commissions.

(2)
We were originally capitalized in 2004 through the cash contribution of $200,000 by our advisor, for which our advisor received 20,000 shares of common stock, and through the capital contribution of $2,000 by the advisor to the operating partnership, for which our advisor received 200 limited partnership units of the operating partnership.

Deferred Offering Costs

The following information replaces the section of our Prospectus captioned “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations-Impact of Accounting Principles-Deferred Offering Costs” on p. 111 of the Prospectus.

Our advisor expects to fund 100% of our organization and offering costs and to recognize related expenses, to the extent that such costs exceed 2% of cumulative capital raised, on our behalf, or alternatively, to recognize 100% of these costs as expense if at least 200,000 shares are not sold within one year from the original effective date of this prospectus. Organization and offering costs include items such as legal and accounting fees, promotional costs and printing costs, and specifically exclude sales costs and underwriting commissions. We will not record offering costs until we achieve the minimum offering of 200,000 shares, at which time we will reimburse our advisor the lesser of actual costs incurred, or 2% of the cumulative capital raised to date, and will recognize a charge to stockholders’ equity.

General

The following information replaces the section of our Prospectus captioned “Plan of Distribution-General” on p. 156 of the Prospectus.

We are offering a maximum of 30,000,000 shares of our common stock to the public through Lightstone Securities, our dealer manager, a registered broker-dealer. The shares are being offered at a price of $10.00 per share. All of the shares are being sold through Lightstone Securities, a registered broker-dealer, underwriter and the dealer manager on a best-efforts basis. A “best-efforts” basis means that neither the dealer manager nor the soliciting dealers are under any obligation to purchase any of the shares being offered. Therefore, no specified number of shares is guaranteed to be sold and no specified amount of money is guaranteed to be raised from this offering. Our dealer manager is a subsidiary of our sponsor.

This offering will commence as of the date of this prospectus. If the minimum offering of 200,000 shares is not sold by April 22, 2006, we will cancel this offering and your investment will be returned to you with interest. If the minimum offering of 200,000 shares of common stock is sold and if this offering continues thereafter, the offering will terminate on or before April 22, 2006, unless we elect to extend it to a date no later than April 22, 2007, in states that permit an extension. We reserve the right to terminate this offering at any time.

At each closing following our acceptance of subscriptions to purchase at least 200,000 shares of our common stock, our sponsor will also pay, as additional purchase price for its share of the special general partner interests, an amount sufficient to cover (a) our expenses, fees and commissions in connection with that closing, and (b) at the first closing of this offering, our expenses in connection with our organization.

Escrow Conditions

The following information replaces the section of our Prospectus captioned “Plan of Distribution-Escrow Conditions” on p. 156 of the Prospectus.

If you are qualified to participate in this offering, the proceeds from your subscription will be deposited in a segregated escrow account with the escrow agent, Trust Company of America, and will be held in trust for your benefit, pending release to us. Your investment will not be commingled with any other funds. None of the common stock offered by this prospectus will be sold, no commissions or fees will be paid, and your initial admission as a stockholder will not take place unless the escrow agent has received and accepted paid subscriptions for at least 200,000 shares of common stock for $2,000,000 (subject to any applicable volume discounts) within one year from the date of this prospectus. Through the purchase of the special general partner interests by our sponsor, we will pay expenses and commissions to the managing dealer, who may reallow them to the soliciting dealers. If subscriptions for at least the minimum offering have not been received, accepted, and paid for within one year from the date of this prospectus, the escrow agent will promptly refund your investment with interest. If a refund is made, our sponsor will pay any escrow fees and no amounts will be deducted from the escrow funds.

The escrow agreement between us, the dealer manager and the escrow agent provides that escrowed funds will be held by the escrow agent in an interest bearing account with the power of investment in investments permitted under Rule 15c2-4 of the Securities Exchange Act of 1934. Additionally, as soon as we have received subscription proceeds for at least 200,000 shares of our common stock, we may direct that the escrow agent invest the proceeds in other short-term investments which can be readily sold, with appropriate safety of principal. The escrow agreement prohibits investment of the proceeds in (i) money market mutual funds, (ii) corporate equity or debt securities, (iii) repurchase agreements, (iv) bankers’ acceptances, (v) commercial paper and (vi) municipal securities. After the minimum offering amount is sold, closings will be held on an ongoing basis to release subscription proceeds to us. We will accept or reject subscriptions within 10 business days after we receive them.

Any interest that we earn on subscription proceeds relating to the minimum offering prior to their release to us from escrow will be distributed to you if we do not achieve the minimum offering or, if we do achieve the minimum offering, you will receive all interest earned on your subscription payments prior to the first closing of this offering. After your initial admission as a stockholder in connection with the sale of at least 200,000 shares, you will not be entitled to interest earned on our funds or to receive interest on your investment except for interest earned on your subscription proceeds from the date of their transfer to an escrow account until our initial issuance of shares to subscribers.

Compensation We Will Pay for the Sale of Our Shares

The following information replaces the first paragraph of the section of our Prospectus captioned “Plan of Distribution-Compensation We Will Pay for the Sale of Our Shares ” on p. 158 of the Prospectus.

You will not be responsible for any commissions on any sales of shares under this offering. Our operating partnership will issue special general partner interests to Lightstone SLP, LLC, which is controlled by our sponsor, in exchange for an amount equal to all expenses, dealer manager fees and selling commissions that we incur in connection with our organization and this offering. If we raise the maximum $300,000,000, we expect to pay a total of $30,000,000 in organization and offering expenses, including $21,000,000 in selling commissions and $3,000,000 in dealer manager fees. If we raise the minimum $2,000,000, we expect to pay a total of $200,000 in offering expenses, including $140,000 in selling commissions, $20,000 in dealer manager fees and up to [$15,000] in due diligence expenses. Our advisor will be responsible for the payment of organization costs without reimbursement from us to the extent such costs exceed 10% of the actual offering proceeds. We cannot currently determine the value of these general partner interests, which depends upon results of operations, but the initial sale price of each such unit will be $100,000.

PART II    INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (assuming sale of maximum offering)

Securities and Exchange Commission Registration Fee	$43,736.90
NASD Filing Fee	$30,500.00
Printing and Mailing Expenses	$540,000.00
Blue Sky Fees and Expenses	$100,000.00
Legal Fees and Expenses	$1,050,000.00
Accounting Fees and Expenses	$150,000.00
Advertising and Sales Literature	$500,000.00
Due Diligence	$500,000.00
Miscellaneous	$60,763.10
Total	$2,975,000.00

SALES TO SPECIAL PARTIES.

Lightstone SLP, LLC, which is controlled by our sponsor, will receive special general partner interests of our operating partnership in exchange for approximately $30,000,000, assuming 30,000,000 shares are sold pursuant to this offering, which we will use to defray all costs and expenses of this offering, including organization costs and selling commissions. These special general partner interests will not require an initial cash investment by us. If the advisory agreement is terminated, the special general partner interests will be converted into cash in an amount equal to the purchase price of the special general partner interests. Our independent directors will be granted options to purchase shares under the company’s stock option plan at an initial exercise price of $10 per share. Stockholders will be allowed to purchase shares pursuant to our distribution reinvestment plan for $9.50 per Share. Subscribers to shares which are entitled to volume discounts will pay reduced selling commissions.

RECENT SALES OF UNREGISTERED SECURITIES.

On July 6, 2004, Lightstone Value Plus REIT LLC purchased from us 20,000 Shares for $10 per Share, for an aggregate purchase price of $200,000, in connection with our organization. Our advisor also made a capital contribution to Lightstone Value Plus REIT LP, our operating partnership, in the amount of $2,000 in exchange for 200 limited partnership units of the operating partnership. The 200 limited partnership units received by our advisor may be exchanged, at its option, for 200 shares identical to those being offered pursuant to the Prospectus included in this Registration Statement, subject to our option to pay cash in lieu of such shares. No sales commission or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration in Section 4(2) of the Act as transactions not involving any public offering.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision.

Subject to these restrictions, the charter of the Company authorizes it to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company, (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, and (c) the Advisor and its officers, directors and Affiliates, (such persons and the Advisor and its officers, directors and Affiliates being referred to herein as an Indemnitee) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities.

However, the Company may not indemnify any Indemnitee unless (a) the Indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expense was in the best interests of the Company, (b) the Indemnitee was acting on behalf of the Company or performing services for the Company and (c) the liability, loss or expense was not the result of negligence or misconduct on the part of the Indemnitee, except that if the Indemnitee is or was an independent director, the liability, loss or expense was not the result of gross negligence or willful misconduct. Further, the Company may not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (y) each claim or count involving alleged violations of federal or state securities has been adjudicated in favor of the Indemnitee, or (z) each such claim or count has been dismissed with prejudice by a court of competent jurisdiction, or a court of competent jurisdiction approves a settlement of each such claim or count and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission and the published position of any applicable state securities regulatory authority as to indemnification for securities law violations.

The Bylaws of the Company obligate it, subject to the limits described above, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to an Indemnitee who is made a party to the proceeding by reason of his service in the capacities described above. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does to the extent described above) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. However, the Company may advance amounts to an Indemnitee only if (w) the proceeding relates to acts or omissions relating to the performance of duties or services for the Company or on its behalf, (x) the proceeding is initiated by a third party who is not a stockholder or is initiated by a stockholder acting in his or her capacity as such, and a court of competent jurisdiction specifically approves the advancement, (y) the Indemnitee provides the Company with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, and (z) the Indemnitee undertakes in writing to repay the advanced funds to the Company, together with interest at the applicable legal rate of interest if the Indemnitee is found not to be entitled to indemnification.

Any indemnification payment or reimbursement of expenses will be furnished in accordance with the procedures in Section 2 418(e) of the MGCL or any successor statute.

Our Bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the Articles or the Bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.

The Lightstone Group intends to enter into separate indemnification agreements with each of the Company’s Directors and certain of its executive officers. The indemnification agreements will require, among other things, that The Lightstone Group indemnify the Company’s Directors and officers to the fullest extent permitted by law, and advance to the Directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Lightstone Group must also indemnify and advance all expenses incurred by Directors and officers seeking to enforce their rights under the indemnification agreements and cover Directors and officers under The Lightstone Group’s Directors’ and officers’ liability insurance, if any. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles and the Bylaws, as a contract, it cannot be unilaterally modified by the board of directors or by the Stockholders to eliminate the rights it provides.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

Inapplicable.

EXHIBITS

The following documents are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION
1.1(5)	Dealer Manager Agreement by and between Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Securities, LLC.

1.2(4)	Form of Soliciting Dealers Agreement by and between Lightstone Securities, LLC and the Soliciting Dealers.

1.3(5)	Warrant Purchase Agreement by and between Lightstone Value Plus Real Estate Investment Trust, Inc. and Lightstone Securities, LLC.

3.1(5)	Amended and Restated Charter of Lightstone Value Plus Real Estate Investment Trust, Inc.

3.2(3)	Bylaws of Lightstone Value Plus Real Estate Investment Trust, Inc.

4.1(5)	Amended and Restated Agreement of Limited Partnership of Lightstone Value Plus REIT LP.

4.2(1)	Specimen Certificate for the Shares.

5.1(4)	Opinion of Proskauer Rose LLP as to the legality of the Shares being registered.

5.2(4)	Opinion of Venable LLP as to corporate matters.

8(4)	Opinion of Proskauer Rose LLP as to tax matters.

10.1(5)	Escrow Agreement by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Trust Company of America and Lightstone Securities.

10.2(5)	Advisory Agreement by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT LLC.

10.3(5)	Management Agreement, by and among Lightstone Value Plus Real Estate Investment Trust, Inc., Lightstone Value Plus REIT LP and Lightstone Value Plus REIT Management LLC.

10.4(3)	Form of the Company’s Stock Option Plan.

10.5(2)	Form of Indemnification Agreement by and between The Lightstone Group and the directors and executive officers of Lightstone Value Plus Real Estate Investment Trust, Inc.

10.6(5)	Agreement by and among Lightstone Value Plus REIT LP, Lightstone SLP, LLC, and David Lichtenstein.

23.1(5)	Consent of Kamler Lewis & Noreman, LLP.

23.2(4)	Consent of Proskauer Rose LLP (included in Exhibit 5.1).

23.3(4)	Consent of Proskauer Rose LLP (included in Exhibit 8).

23.4(4)	Consent of Venable LLP (included in Exhibit 5.2).

24(5)	Power of Attorney.

99	Letter from Lightstone Securities to Subscribers.

(1)	Previously filed as an exhibit to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on July 14, 2004.
(2)	Previously filed as an exhibit to Amendment No. 2 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on February 22, 2005.
(3)	Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on March 11, 2005.
(4)	Previously filed as an exhibit to Amendment No. 4 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on April 4, 2005.
(5)	Previously filed as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 that we filed with the Securities and Exchange Commission on May 23, 2005.

UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission at the time such post-effective amendments are filed.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant undertakes to send to each Stockholder at least on an annual basis a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

C. The Registrant undertakes to provide to the Stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

D. The Registrant hereby undertakes to send to the Stockholders, within 45 days after the close of each quarterly fiscal period, the information specified by Form 10-Q, if such report is required to be filed with the Securities and Exchange Commission.

E. The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each Property not identified in the Prospectus at such time as there arises a reasonable probability that such Property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Stockholders. Each sticker supplement should also disclose all compensation and fees received by the Advisor and its Affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements Rule 3-14 of Regulation S-X only for Properties acquired during the distribution period.

The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Stockholders at least once each quarter after the distribution period of the offering has ended.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Table VI

ACQUISITION OF PROPERTIES BY PROGRAMS(1)
(UNAUDITED)

Table VI presents information concerning the acquisition of properties during the three years ended December 31, 2004 by prior programs sponsored by The Lightstone Group.

	2002		2003				2004
Name	Larchmont	Prime Outlets, Puerto Rico	International Village	Regency Park South	F&W Properties	Prime Outlets	None
Location	Mt. Laurel, NJ	Barceloneta, PR	Indianapolis, IN	Indianapolis, IN	Virginia and North Carolina	Various
Type of Property	Retail	Retail	Residential	Residential	Residential	29 Retail outlets
Public/Private	Private	Private	Private	Private	Private	Private
Gross leasable space (sq. feet) or number of units and total sq. feet of unit	123,700 Sq. Ft.	180,583 Sq. Ft.	462 Units	304 Units	1,808 Units	8,416,530 Sq. Ft.
Date of purchase	12/2002	12/2002	10/2003	10/2003	10/2003	12/2003
Mortgage financing at date of purchase	$8,900,000	$32,500,000	$13,430,000	$8,840,000	$45,957,400	$624,000,000
Cash down payment Contract purchase price plus acquisition fee	$2,677,000	$5,500,000	$1,420,000	$1,010,000	$7,884,610	$25,788,800
Other cash expenditures expensed	—	—	—	—	—	—
Other cash expenditures capitalized	—	—	—	—	—	—
Total acquisition cost	$11,577,000	$38,000,000	$14,850,000	$9,850,000	$53,842,010	$649,788,800
Amount raised from investors	$1,325,000	$3,500,000	$665,000	$435,000	$4,500,000	$3,200,000

(1)	This table only includes information regarding programs with respect to which The Lightstone Group raised capital from third parties.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on the 20th day of September, 2005.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ DAVID LICHTENSTEIN
CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ David Lichtenstein David Lichtenstein	Chief Executive Officer, President and Chairman of the Board of Directors	September 20, 2005

/s/ Michael M. Schurer Michael M. Schurer	Chief Financial Officer and Treasurer	September 20, 2005

/s/ Bruno de Vinck Bruno de Vinck	Director	September 20, 2005

* John E. D’Elisa	Director	September 20, 2005

* Edwin J. Glickman	Director	September 20, 2005

* Joel M. Pashcow	Director	September 20, 2005

* By:  /s/ David Lichtenstein
    David Lichtenstein
    Attorney-in-fact